Exhibit 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-146475) of Teradata Corporation of our report dated June 19, 2015, relating to our audit of the financial statements and supplemental schedule of the Teradata Savings Plan, which appears in this Annual Report on Form 11-K of the Teradata Savings Plan for the year ended December 31, 2014.

/s/ McGladrey LLP
Dayton, Ohio
June 19, 2015